UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015

Astrotech Corporation

(Exact name of registrant as specified in its charter)

Washington	001-34426	91-1273737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Ave. Suite 1650, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(512) 485-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 3, 2015, Astrotech Corporation, a Washington corporation (the “Company”), announced the appointment of Rajesh Mellacheruvu, to the positions of Vice President and Chief Operating Officer of the Company, effective February 2, 2015.

Mr. Mellacheruvu, age 44, has worked since 2013 as the Managing Director of Noumenon Consulting, Inc., providing consultant services on product strategy, management and business operations to 1st Detect Corporation, a subsidiary of the Company. From 2002 to 2013, Mr. Mellacheruvu was employed by ClearCube Technology, Inc., a pioneer of blade PC technology and cloud computing solutions, most recently as the Vice President of Products Development and Strategy. Previously, Mr. Mellacheruvu was employed as an Engineer at Omega Band, a start-up focusing on Infiniband technology, from 2000 to 2002 and as a Product Development Engineer at Advanced Micro Devices, a worldwide semiconductor company that develops computer processors and graphics technologies, from 1994 to 2000. Mr. Mellacheruvu has an MBA in Business Strategy & Finance from Kellogg School of Management at Northwestern University, a Masters in Electrical Engineering from Texas A&M University and a Bachelor’s degree in Electronics and Communication Engineering from Osmania University.

Pursuant to Mr. Mellacheruvu’s offer letter dated February 2, 2015, Mr. Mellacheruvu will earn a $235,000 annual base salary and will be eligible to receive discretionary bonuses, as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Subject to the determination and approval of the Compensation Committee, Mr. Mellacheruvu is also expected to receive a grant of restricted stock as well as an option to purchase common stock, each of which is expected to vest in one-third increments over three years.

On February 3, 2015, the Company issued a press release announcing the appointment of Mr. Mellacheruvu, which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

99.1	Press Release of Astrotech Corporation, dated February 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTROTECH CORPORATION

Date: February 9, 2015	By:	/s/Thomas B. Pickens III
Thomas B. Pickens III
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release of Astrotech Corporation, dated February 3, 2015.

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